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                                                                     EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION

                                       OF

                          ADEZA BIOMEDICAL CORPORATION


                                   ARTICLE I

     The name of the corporation is Adeza Biomedical Corporation (the "Corporation").


                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 15 East North Street, P.O. Box 899, Dover, Delaware,County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.


                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                  ARTICLE IV

     The aggregate number of shares which this Corporation shall have authority to issue is One Million (1,000,000) shares of capital stock all of which shall be designated "Common Stock" and have a par value of $.001 per share.


                                   ARTICLE V

     The name and mailing address of the incorporator are as follows:


                                  Susan Hoban
                             c/o Venture Law Group
                              2800 Sand Hill Road
                             Menlo Park, CA  94025

                                  ARTICLE VI

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

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                                  ARTICLE VII

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.


                                 ARTICLE VIII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                  ARTICLE IX

     The Corporation is to have perpetual existence.


                                   ARTICLE X

     The number of directors which will constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.


                                  ARTICLE XI

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

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     Executed this 7th day of May, 1996.



                                    /s/ Susan Hoban
                                    -------------------------
                                    Susan Hoban, Incorporator

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